EXHIBIT 99.1

Mitesco Inc. Adds Mr. Juan Carlos Iturregui to Board of Directors

International Strategic Advisor and Seasoned Attorney with Healthcare Experience

Minneapolis, MN, August 4, 2020 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- Mitesco, Inc. (OTCQB: MITI) (the “Company” or “Mitesco”) announced today that it has added Mr. Juan Carlos Iturregui, Esq. to its Board of Directors. Mr. Iturregui has over 28 years’ experience in business law, including extensive international work in the Caribbean, Latin America, and Europe. His professional background includes both domestic and international transactional and healthcare-related activities. He has had numerous governmental appointments, including senior appointments in President George W. Bush and President Barack Obama’s administrations, and maintains an extensive global network. Mr. Iturregui also has extensive experience in domestic Hispanic markets and trends.

“Juan Carlos’s expertise in international finance and law offers unique insights into emerging markets, where the healthcare sector is less developed. His breadth of knowledge equips him to determine how to approach and optimize opportunities in the sector. His experience is attractive given our global vision, including a possible dual listing of Mitesco’s shares in other markets,” said Larry Diamond, Mitesco CEO. “As we build our clinic business, many attributes of our operations may prove uniquely advantageous in international markets, including those with underserved rural and low-income populations,” he said.

Background for Mr. Juan Carlos Iturregui

Juan Carlos Iturregui is an experienced attorney and entrepreneur with a focus on business, project development, regulatory, and public policy issues in the Americas. He works closely with decision-makers and stakeholders in the United States Congress and the Executive Branch, and with multilateral entities and private companies in the United States and the Latin America & Caribbean region (LAC), to promote business initiatives, investments, closer hemispheric links, and public-private sector partnerships. He has a particular interest in infrastructure investments in the Caribbean and Latin America, with an emphasis on service companies, energy, and renewable power.  Additionally, Juan Carlos works with various non-governmental organizations to promote the development and innovative social investments in the LAC region. Juan Carlos serves as Vice Chair of the Board at the U.S. Inter-American Foundation (the federal government’s grassroots development “lab) and is a former member of the President’s Export Council, the United States top advisory panel on international trade and overseas markets. Juan Carlos joined the George Mason University's Board of Visitors (Trustees, GMU) in 2019. GMU is Virginia’s largest public research university, with 38,000 students and an annual budget of $1.2B.  He has been a partner or senior director of governmental affairs at three AmLaw-100 law firms over the last 25 years.  He is a former fellow of the Congressional Hispanic Caucus Institute and worked in the US Congress for three years. He began his legal career aiding migrants and refugees.

Below is a description of Mr. Iturregui’s professional work experience.

In 2005, Juan Carlos Iturregui founded Milan Americas, LLC, in Washington D.C., a business consultancy where he remains Managing Director. This consulting practice specializes in commercial, regulatory, and project development engagements with a focus on infrastructure and renewable energy projects in Latin America, the Caribbean, and U.S. Hispanic markets. He has also had a focus on healthcare and has played a key role in the expansion of major U.S. regional healthcare providers into new marketplaces.

During 2019 and until June 2020 Mr. Iturregui was a Partner, and a Member of the Nelson Mullins LLP Government Relations and Infrastructure and Energy Practices in Washington, DC (Am Law 100 firm with 122 years of operations and with a significant presence in Washington, DC, and offices in 25 cities across the U.S.) From 2007 until 2018, Mr. Iturregui was a Senior Advisor at Dentons, LLP (the world’s largest law firm with a significant presence in Washington, DC, and offices in 86 cities across 57 countries.) From 2003 through 2005 he was with Quinn Gillespie & Associates (a leading DC bipartisan public policy and communications firm) where he was a Director. From 2001 through 2002 he was with Hunton & Williams, LLP in Washington, DC where he was Senior Director of Government and Latin America Affairs. From 1997 through 2000 he was with Verner, Liipfert, Bernard, McPherson & Hand, a Washington, DC-based law firm (now DLA Piper) as Senior Attorney and Director for International Affairs.

Mr. Iturregui earned his J.D. from The Catholic University of America in Washington, DC (1990), and received his bachelor’s degree from the University of Massachusetts, Amherst (1987).

Our Operations and Subsidiaries: MyCare, LLC, and Acelerar Healthcare Holdings, LTD.

MyCare, LLC is a wholly-owned subsidiary of Mitesco N.A. LLC, the holding company for North American operations. MyCare is building out a network of clinics using the latest telehealth technology with the nurse practitioner operating as its primary healthcare provider. It will begin in Minneapolis and expand nationwide. Today, 23 states facilitate nurse practitioners practicing to the full scope of their skills and training.  The executive team at MyCare includes several of the key executives who brought Minute Clinic (previously known as Quickmedix) to scale, which was acquired by CVS for $170 million in 2006.

Acelerar Healthcare Holdings, LTD. is the Company’s wholly-owned, Dublin, Ireland based entity for its European operations. There are several targets in Europe under evaluation and management believes cross-border expansion for these new, proven healthcare technology solutions may prove a profitable opportunity.

The Mission of Mitesco, Inc. formerly known as True Nature Holding, Inc.

We have a suite of offerings in development aimed at enhancing healthcare throughout the supply chain and in end-user delivery. We intend to acquire and implement technologies and services to improve the quality of care, reduce costs, and enhance consumer convenience. We are focused on developing a portfolio of companies that provide healthcare technology solutions. The team is adept at deal structures supportive of long-term organizational value. The holding company structure facilitates profitable growth and enables the acquired businesses to focus on scale. The MITI portfolio of companies leverages distinct sector trends and will apply leading-edge solutions that emphasize stakeholder value.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements about future, anticipated, or projected plans, performances, and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimating or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Contact: by email at: investors@mitescoinc.com, or by phone at: 1-844-383-8689.